EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 10th day of August, 2010, between Forward Industries, Inc., a New York corporation having its principal offices at 1801 Green Road, Suite E, Pompano Beach, Florida 33064 (the “Company”), and James O. McKenna, residing at 951 Mill Creek Drive, Palm Beach Gardens, FL 33410 (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive is party to an employment agreement with the Company dated as of August 12, 2008 (the “Prior Agreement”), and the Company wishes to secure the services of Executive upon the terms and conditions of employment as set forth in this Agreement, with effect from the Effective Date (as such term is hereinafter defined), the Prior Agreement thereupon becoming of no further force or effect;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which the parties hereby acknowledge, the parties agree as follows:

1.         EMPLOYMENT TERM; PRIOR AGREEMENT

Unless earlier terminated in accordance with the terms of this Agreement, the term of employment hereunder (the “Term”) shall commence on the Effective Date and expire December 31, 2011.  The Effective Date shall mean the date on which the Company, or the Special Committee of the Board of Directors of the Company on behalf of the Company, and LaGrange Capital Partners L.P. enter into a definitive and binding settlement agreement relating to management of the Company and certain other matters.  Upon the Effective Date, this Agreement shall become effective and the Prior Agreement shall be null and void and of no further force or effect whatsoever.  Upon expiration of the Term, this Agreement shall be automatically renewed for successive terms of one year each; provided, however, that if either party provides written notice to the other party of its or his determination not to so renew not later than 90 (ninety) days prior to the expiration of the Term, or any renewal thereof, as the case may be, this Agreement and Executive’s employment shall terminate at the end of the Term or such renewal term, as the case may be.  In the event that the Company is the party giving notice of non-renewal, this shall be treated as a termination without Cause and governed by the terms of Section 5.

2          EMPLOYMENT DUTIES AND SERVICES

(a)        On the terms and conditions herein set forth, the Company hereby employs Executive as its chief financial officer and treasurer for the term of this Agreement and any renewal(s) thereof, and Executive hereby accepts such employment.  Executive shall perform such duties and responsibilities of a chief financial officer nature for the Company as shall be consistent with the provisions of the Company’s By-laws in effect from time to time and as are customary for a chief financial officer of corporations of similar size and business as the Company, subject to the direction of the Company’s President (chief executive officer), or in his absence, the Board of Directors of the Company (the “Board”).  Executive shall serve the Company faithfully and to the best of his ability and shall devote his full business time and attention to the business and affairs of the Company, subject to reasonable absences for vacation and illness in accordance with Company policies.  Executive shall not engage, directly or indirectly, in any other business or occupation during the Term.

(b)        Nothing in this Agreement shall preclude the Executive from (i) engaging in personal investment activities for himself and his family, (ii) accepting directorships unrelated to the Company, subject to the prior, written approval of the Compensation Committee of the Board (“Compensation Committee”), (iii) engaging in charitable and civic activities, and (iv) engaging in such other limited activities on behalf of family interests as may be approved by the Nominating and Governance Committee of the Board, so long as any one or more such outside interests set forth in clauses (i), (ii), (iii), and (iv) hereof do not interfere with or affect the performance of his duties or responsibilities hereunder.

(c)        Unless otherwise agreed in writing by the Company and Executive, the performance of Executive’s services during the term of this Agreement shall be rendered at the principal executive offices of the Company, subject to such travel in furtherance of Executive’s performance of his duties hereunder as the business of the Company may require.

 3.         COMPENSATION AND EXPENSE REIMBURSEMENT

(a)        Salary.  Executive shall be entitled to receive for all services rendered by Executive in any and all capacities in connection with his employment hereunder a salary (as it may be adjusted, “Salary”) of $175,000 per annum, payable in equal installments in accordance with the prevailing practices of the Company (but not less frequently than monthly).

(b)        Bonus; Calculation and Payment.  The Executive shall be eligible to receive a (“Bonus”) with respect to each full fiscal year or part thereof (except to the extent expressly provided in Section 3(b), 4, 5, or 6(b) hereof) in respect of his employment hereunder, as set forth in this Section 3.  The amount of Bonus, if any, that Executive may earn in any fiscal year during the Term hereof pursuant to this Section 3(b) shall be based on the terms of the bonus plan that the Company adopts, with approval by the Compensation Committee of the Board of Directors (the “Compensation Committee”), from year to year. The Executive’s participation in such bonus plan shall be at a level commensurate with the Executive’s current position or any more senior position(s) to which Executive may be appointed.

Bonus compensation, if any, payable pursuant to Section 3(b) shall be payable to Executive no later than the tenth (10th) business day after the date on which the Company’s audited financial statements relating to the fiscal year in respect of which such Bonus compensation is payable are first filed with the Securities and Exchange Commission (the “Commission’) pursuant to Section 13 or 15(d) under the Securities Exchange Act of 1934 (“Exchange Act”). If Executive is otherwise entitled to payment of a Bonus pursuant to this Section 3(b) and the terms of this Agreement but has not served as an employee for the full fiscal year in respect of which such Bonus is payable, Executive, or his estate, shall be entitled to payment, at the time specified in the next preceding sentence, of a ratable portion of such Bonus to which he or his estate is entitled, based on the ratio that the actual number of days in such fiscal year during which he served as an Employee pursuant to this Agreement and is so entitled bears to 365; provided, however, that no Bonus (pro-rated or otherwise) shall be payable in respect of a fiscal year during which Executive is employed hereunder solely for the first fiscal quarter thereof because of expiration of the Term, or any renewal thereof as a result of notice of non-renewal furnished pursuant to Section 1; and provided, further, that if Executive’s employment was terminated as a result of notice pursuant to Section 4, Termination for Cause, he shall not be entitled to any Bonus compensation in respect of the fiscal year during which such notice of termination was given or during which such termination becomes effective.

(c)        Expenses.  Executive will be reimbursed for all reasonable and necessary expenses incurred by Executive in carrying out the duties contemplated under this Agreement, in accordance with Company practices and procedures in effect from time to time, as such practices may be changed from time to time by the Board.  Executive shall be reimbursed for the expense of operating an automobile (maintenance, gas, tolls and insurance only) for Executive’s use in connection with the discharge of his duties under this Agreement, the maximum amount of which reimbursement shall be determined by the Compensation Committee and shall be includible in Executive’s W-2 statements and be subject to applicable income tax withholding regulations.

 (d)       Benefits.  Executive shall be entitled to participate in all group health and other insurance programs and all other fringe benefit (including vacation) and retirement plans (including any 401(k) plan) or other compensatory plans that the Company may hereafter elect to make available to its executives generally on terms no less favorable than those provided to other executives generally, provided Executive meets the qualifications therefor.  The Company shall not be required to establish any such program or plan, except to the extent expressly set forth in this Section 4.

(e)        Withholding.  All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts relating to taxes and other governmental assessments as the Company may reasonably determine it should withhold pursuant to any applicable law, rule or regulation.

(f)         IRC§409A.      Executive and the Company agree that the provisions of this Agreement shall be construed and implemented, and any deferrals and elections shall be made, in order to comply with Internal Revenue Code Section 409A, as it may be amended, and the rules and regulations issued thereunder from time to time.

4.         TERMINATION BY THE COMPANY FOR CAUSE

(a)        The Board of Directors may, by written notice given at any time during the Term, or any renewal thereof, terminate the employment of Executive for cause, the cause to be specified in reasonable detail in such notice.  For purposes of this Agreement, “cause” shall mean Executive’s:

            (i) willful misconduct in connection with the performance of any of his duties or services hereunder, including without limitation (1) misappropriation or improper diversion of funds, rights or property of the Company or any subsidiary of the Company ("Subsidiary"), or (2) securing or attempting to secure personally (including for the benefit of any family member, or person sharing the same household, or any entity (corporate, partnership, unincorporated association, proprietorship, limited liability company, trust, or otherwise) in which Executive has any economic or beneficial interest) any profit or benefit in connection with any transaction entered into on behalf of the Company or any Subsidiary unless the transaction benefiting the entity has been approved by the Board upon the basis of full disclosure of such benefit, or (3) material breach of any covenant contained in this Agreement or (4) any other action in violation of Executive's fiduciary duty owed to the Company or  Executive's acting in a manner adverse to the interests of the Company and for his own pecuniary benefit or that of a family member (or member of his household) or any entity (as described in clause (i)(2) of Section 4(a) above) in which he or any such person has an economic or beneficial interest; or (5) Executive's failure to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company's business practices, whether internal or external;

            (ii) willful failure, neglect or refusal to perform his duties or services under this Agreement, which failure, neglect or refusal shall continue for a period of 30 days after written notice thereof shall have been given to the Executive by or on behalf of the Board ; and/or

            (iii) conviction of, or nolo contendere or guilty plea in connection with, a felony.

(b)        Termination for cause under clause (i) or (iii) of paragraph (a) of this Section 4 shall be effective immediately upon the giving of such notice; if notice of termination for cause relates to clause (ii) of paragraph (a) of this Section 4, termination shall be effective on the thirtieth (30th) day after the notice referred to in the first sentence of this Section 4 is given to Executive, unless the Executive shall have, prior to such thirtieth (30th) day, cured the alleged cause to the satisfaction of the Board, in which case the Board shall so notify Executive and such cause shall be deemed to no longer exist; provided, however, that if the Board concludes that Executive’s willful failure, neglect, or refusal to perform has resulted in material damage to the Company or its reputation that is not capable of being remedied, termination shall be effective immediately upon giving of notice.

For purposes of this Agreement, an act or failure to act on the Executive’s part shall be considered “willful” if it was done or omitted to be done by him not in good faith, and shall not include any act or failure to act resulting from any incapacity of the Executive.

(c)        Upon termination of employment by the Company for Cause, the Executive shall be entitled to receive, and his sole remedies under this Agreement shall be:

(i) any earned and unpaid Salary accrued through the date of termination for Cause, payable in a lump sum not later than 15 days following Executive’s termination of employment;

(ii) compensation for any unused personal holidays and unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section 4;

(iii) except for any Bonus compensation (for which Executive shall not be eligible), any unpaid benefits accrued through the day immediately prior to the date of termination that may be due the Executive under any employee benefit plans or programs of the Company, payable in accordance with the terms of such plans or programs, together with any documented, unreimbursed business expenses, payable in accordance with Company policies; and

(iv) any stock options, grants of Common Stock, restricted share grants or other benefits under any of the Company’s compensation plans that were vested as of 5:00 PM on the date immediately prior to the date of termination in accordance with the terms of such plans and any applicable plan agreements with Executive, provided, however, that any vested but unexercised stock options may not be exercised on or after the effective date of termination.

(d)        Termination of Executive’s employment under this Section 4 shall be in addition to and not exclusive of any other rights and remedies that the Company has or may have relating to Executive with respect to the facts and circumstances pertaining to such termination.

5.         TERMINATION BY EXECUTIVE FOR GOOD REASON OR TERMINATION WITHOUT CAUSE

(a)        In the event Executive terminates his employment under this Agreement for Good Reason (as hereinafter defined), or in the event Executive’s employment is terminated without Cause (for the avoidance of doubt, termination without cause shall include Company notice of non-renewal to be effective at the end of the employment term, or any renewal thereof), which termination shall be effective as of the date specified by the Company in written notice delivered to Executive not fewer than 15 days prior to the date of termination) other than due to death or Disability (as hereinafter defined), the Executive shall be entitled to receive, and his sole remedies under this Agreement shall be:

(i) any earned and unpaid Salary accrued through the date of termination, payable in a lump sum not later than 15 days following Executive’s termination of employment;

(ii) Salary, at the annualized rate in effect on the date of termination of Executive’s employment (or, in the event a reduction in Salary is a basis for termination for Good Reason, then the Salary in effect immediately prior to such reduction), equal to the amount of salary payable for a period of one year following such termination, payable in a lump sum not later than 15 days following termination of employment;

(iii) compensation for any unused personal holidays and unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section 6;

(iv) except in the case of the Company giving notice of non-renewal at the end of the Term (or any renewal thereof), the ratable amount of Bonus, if any, to which Executive would otherwise have been entitled in the current fiscal year but for termination under this Section, payable at the time specified in Section 3(b);

(v) any unpaid benefits accrued through the day immediately prior to the date of termination that may be due the Executive under any employee benefit plans or programs of the Company, payable in accordance with the terms of such plans or programs, together with any documented, unreimbursed business expenses, payable in accordance with Company policies; and

(vi) any stock options, grants of Common Stock, restricted share grants or other benefits under any of the Company’s compensation plans that were vested as of 5:00 PM on the date immediately prior to the date of termination, which may be exercised (in the case of options) or delivered (in the case of restricted stock) in accordance with the terms of such plans and any applicable plan agreements with Executive.

(b)        Termination by the Executive for Good Reason shall be effected by his giving prior written notice to the Company, in which case this Agreement shall terminate on the date specified in such notice; provided, however, that such notice shall specify (i) in reasonable detail the circumstances or event asserted as the basis for termination for Good Reason and (ii) a date of termination that shall be at least thirty (30) days after the date of delivery of such notice; and provided, further, that the Company shall have the right during such thirty (30) day period to remedy the circumstances or event giving rise to the notice of termination for Good Reason prior to the date specified in such notice, in which case no right of termination or other right shall exist under this Section.  .

(c)        For purposes of this Agreement, the term “Good Reason” shall mean:

(i) the assignment to Executive without his written consent of any duties or title inconsistent in any material respect with Executive’s position (including employment status, titles (including without limitation that of Chief Financial Officer) and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement or any other action by the Company that results in a material diminishment in such positions, status, titles, authority, duties, or responsibilities, other than such assignment or other action that is remedied by the Company prior to the date of termination specified in the written notice from Executive:

(ii) a decrease in annual Salary rate or reduction in level of employee benefits that Executive currently receives or entitlement to Bonus (subject always to the discretion of the Compensation Committee to fix Target and define the formula under which Executive may be eligible to receive Bonus);

(iii) failure to accord Executive equal treatment in respect of responsibilities, reporting obligations and other matters reflected in clause (i) above, in respect of benefits generally, with any other executive officer having the same or similar positions;

(iv) direction that performance of Executive’s responsibilities under this Agreement shall be performed at a location (at the Company’s principal executive offices or otherwise) more than 30 miles distance from the location of the Company’s current executive offices in Pompano Beach, Florida.

(v) any failure by the Company to perform any material obligation under, or its breach of a material provision of, this Agreement that is not cured within the 30-day notice period referred to above; or

(vi) failure of a Successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would have had there been no Successor.

6.         TERMINATION FOR  DEATH OR DISABILITY

(a)        Executive’s employment shall terminate immediately upon his death or Disability (as hereinafter defined).  Upon such termination, the Executive, his estate, or his beneficiaries, as the case may be, shall be entitled to receive, and their sole remedies under this Agreement shall be:

(i) subject to Section 6(b), any earned and unpaid Salary accrued through the date of termination, payable in a lump sum not later than 15 days following Executive’s termination of employment;

(ii) subject to Section 6(b), compensation for any unused personal holidays and unused vacation days accrued in the fiscal year in which termination occurs through the date of termination, payable as in clause (i) of this Section 6;

(iii) subject to Section 6(b), the ratable amount of Bonus, if any, to which Executive would otherwise have been entitled in the current fiscal year to the date of termination under this Section, payable at the time specified in Section 3(b);

(iv) any unpaid benefits accrued through the date of termination that may be due the Executive under any employee benefit plans or programs of the Company, payable in accordance with the terms of such plans or programs, together with any documented, unreimbursed business expenses, payable in accordance with Company policies; and

(v) any stock options, grants of Common Stock, restricted share grants or other benefits under any of the Company’s compensation plans that were vested as of 5:00 PM on the date immediately prior to the date of termination, which may be exercised (in the case of options) or delivered (in the case of restricted stock) in accordance with the terms of such plans and any applicable plan agreements with Executive.

(b)        For purposes of this Agreement, the term “Disability” shall mean any disability, illness, or other incapacity that prevents Executive from performing services as contemplated by Section 2, for 120 or more consecutive days or for 180 days in any consecutive 12-month period.  In such event, the Company shall have the right to terminate this Agreement upon 10 days’ prior written notice to Executive. During the period of any such disability, illness, or incapacity, (i) the obligation of the Company to pay Salary to Executive pursuant to Section 3 shall be reduced to the extent of any amount received by Executive pursuant to any disability insurance policy maintained and paid for by the Company, and (ii) no bonus compensation or other employee benefits shall accrue or be earned, or count toward proration.  Termination under this Section shall not prejudice any rights of Executive under disability policies being maintained by the Company for Executive under the terms of this Agreement, if any.

7.         OBLIGATIONS UPON TERMINATION, ETC.

(a)        Upon the termination of employment for any reason hereunder, all provisions of this Agreement shall terminate except for Sections 7, 8, 9 and 10 of this Agreement and the provisions contained in Exhibit I hereto, the terms of which shall survive such termination, and the Company shall have no further obligation to Executive hereunder, except as herein and therein expressly provided.  The Company shall comply with the terms of settlement of all deferred compensation arrangements to which Executive is a party in accordance with his duly executed deferral election forms.

(b)        In the event of a termination of employment by Executive on his own initiative during the Term or any renewal thereof by delivery of written notice of such resignation ten business days in advance, other than due to Disability or termination for Good Reason, Executive shall have the same entitlements as provided in Section 4, Termination by the Company for Cause.  Notwithstanding the foregoing, Executive shall have no right to terminate during the Term except in the event of termination for Good Reason, and any voluntary termination of employment shall be considered a material breach.

(c)        In the event of a termination of employment, payment made and performance by the Company in accordance with the provisions of Section 4, 5, or 6, as the case may be, and this Section 7 shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, shareholders, successors, assigns, agents, and representatives (all of the foregoing collectively, the “releasees”) from any further obligation or liability with respect to Executive’s rights under this Agreement.  Other than payment and performance as aforesaid, none of the releasees shall have any further obligation or liability to Executive or any other person under this Agreement arising out of termination of Executive’s employment under this Agreement except as expressly set forth in Exhibit I hereto.  The Company’s payment of any severance or other amounts pursuant to Section 4, 5, 6, or 7 shall be subject to delivery by Executive to the Company of a release in form and substance satisfactory to the Company releasing any and all claims the Executive, his estate, representatives, and assigns may have against the Company and any other releasee arising out of this Agreement, as set forth in Exhibit I hereto.

8.         COVENANTS

Executive agrees that during the Term, any renewal thereof, and for one full year after expiration or termination of the Term or any renewal thereof (except in the case of clause (a), as to which Executive’s covenant shall not be limited in time), he shall not, without the express prior written consent of the Company, directly or indirectly, either individually or as an employee, officer, director, agent, partner, shareholder, consultant, option holder, joint venturer, contractor, nominee, lender of money, guarantor, investor, owner,  or in any other capacity:

(a)        except as required in the course of performing his duties as an Executive hereunder, disclose, copy, divulge, furnish, distribute or make available in any medium whatsoever to any firm, company, corporation, organization, or other entity or person (including but not limited to actual or potential customers or competitors or government officials), or otherwise misappropriate trade secrets, intellectual property, or other confidential or non-public information of or concerning the Company, its Subsidiaries or affiliates or the business of any of the foregoing, including without limitation, customer lists, product designs and product know-how, launch information or plans pertaining to Company or customer products, arrangements for supplying customers, methods of operation and organization, sources of supply and arrangements with vendors, product development, business plans and strategies; provided, however, Executive may make disclosures as and to the extent required by applicable law or compelled upon court or administrative order, provided, further, however, that in the event that Executive is so required or compelled, he shall notify the Company not fewer than ten (10) business days in advance of such disclosure in order to afford it the reasonable opportunity to obtain a protective order or other remedy to limit the scope of such disclosure (it being understood and agreed that, if such disclosure is required by applicable law, Executive shall upon the Company’s request furnish the source and precedents with respect to such requirement).  For purposes of this Section 8, information shall not be deemed confidential if it is within the public domain or becomes publicly known other than through disclosure by Executive in violation of this provision; (ii)

(b)        own (or have any financial interest in, actual, contingent or otherwise), control, manage, operate, participate, engage in, invest in or otherwise have any interest in, or otherwise be connected with, in any manner, any firm, company, corporation, organization, business, enterprise, venture or other entity, association or person that is engaged in the business actually engaged in by the Company during the Term or any renewal thereof, including without limitation the Company Business (as hereinafter defined) ; or

(c) solicit, employ or retain or arrange, encourage, facilitate or assist to have any other firm, company, corporation, organization, business, enterprise, venture or other entity, association or person solicit, employ, retain, or otherwise participate in the employment or retention of, any person who is then, or who has been, within the preceding six (6) months, an employee, consultant, sales representative, technician or engineer of the Company, its subsidiaries or affiliates.

(d)  own (or have any financial interest in, actual, contingent, future, or otherwise), control, manage, operate, participate, engage in, invest in or otherwise have any interest in or through, or otherwise be connected with, in any manner, any firm, company, corporation, organization, associate, business, enterprise, venture or other entity, association or person that does or proposes to do any one or more of the following as it relates to of the Company Business (as hereinafter defined): (a)(i) engage in, do, or solicit business with, or (ii) interfere with or affect the Company’s business opportunities with, any of the customers with whom the Company has done business with during the most recent two calendar years or (b)(i)  engage in, do, or solicit business with, or (ii) interfere with or affect the Company’s business opportunities with,  any of the vendors with whom the Company has done business with during the most recent two calendar years.  The term “Company Business” shall mean the business of designing, manufacturing, procuring the supply or manufacture of, sourcing, selling, re-selling, and/or distributing of carrying or portable cases or cover plates and related carry case accessories supplied to the cellular telephone, portable medical equipment, laptop computer, photography, video or audio industries. Nothing in this Section 8 shall be deemed to prohibit Executive from the acquisition or holding of, solely as a passive stockholder, not more than one percent (1%) of the shares or other securities of a publicly-owned corporation if such securities are traded on a national securities exchange or the NASDAQ Stock Market.

(e) Upon the expiration or termination of this Agreement for any reason, Executive shall promptly deliver to the Company all documents, papers and records in his possession relating to the business or affairs of the Company and that he obtained or received in his capacity as an officer of the Company and any other Company property or equipment in his possession or control.

(f)         In the event Executive shall violate or be in violation of any provision of this Section 8 (which provisions Executive hereby acknowledges are reasonable and equitable), in addition to the Company’s right to exercise any and all remedies, legal and equitable, which it may have under applicable laws, Executive shall not be entitled to any, and hereby waives any and all rights to, each and every, termination payment under this Agreement.

9.         SEPARABILITY

Executive agrees that the provisions of Section 8 hereof constitute independent and separable covenants, for which Executive is receiving consideration, which shall survive the termination of employment, and which shall be enforceable by the Company notwithstanding any rights or remedies the Company may have under any other provision hereof.

10.      SPECIFIC PERFORMANCE

Executive acknowledges that:

(a)        the services to be rendered and covenants to be performed under this Agreement are of a special and unique character and that the Company would be irreparably harmed if such services were lost to it or if Executive breached its obligations and covenants hereunder;

(b)        the Company is relying on the Executive’s performance of the covenants contained herein, including, without limitation, those contained in Section 9 above, as a material inducement for its entering into this Agreement;

(c)        the Company may be damaged if the provisions hereof are not specifically enforced; and

(d)        the award of monetary damages may not adequately protect the Company in the event of a breach hereof by Executive.

By virtue thereof, Executive agrees and consents that if Executive breaches any of the provisions of this Agreement, the Company, in addition to any other rights and remedies available under this Agreement or under applicable laws, shall (without any bond or other security being required and without the necessity of proving monetary damages) be entitled to a temporary and/or permanent injunction to be issued by a court of competent jurisdiction restraining Executive from committing or continuing any violation of this Agreement, or any other appropriate decree of specific performance.  Such remedies shall not be exclusive and shall be in addition to any other remedy that the Company may have.

11.       MISCELLANEOUS

(a)        Entire Agreement; Amendment.  This Agreement constitutes the entire employment agreement between the parties and may not be modified, amended or terminated (other than pursuant to the terms hereof) except by a written instrument executed by the parties hereto.  All other agreements, written or oral, between the parties pertaining to the employment or remuneration of Executive not specifically contemplated hereby or incorporated or merged herein are hereby terminated and shall be of no further force or effect.

(b)        Assignment; Successors.  This Agreement is not assignable by Executive without the prior written consent of the Company and any purported assignment by Executive of Executive’s rights and/or obligations under this Agreement shall be null and void.  Except as provided below, this Agreement may be assigned by the Company at any time, upon delivery of written notice to Executive, to any successor to the business of the Company, or to any Subsidiary or affiliate of the Company.  In the event that another corporation or other business entity becomes a Successor of the Company, then this Agreement may not be assigned to such Successor unless the Successor shall, by an agreement in form and substance reasonably satisfactory to the Executive, expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if there had been no Successor. The term “Successor” as used herein shall mean any corporation or other business entity that succeeds to substantially all of the assets or conducts the business of the Company, whether directly or indirectly, by purchase, merger, consolidation or otherwise. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

(c)        Waivers, etc.  No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.  The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a waiver of the right to insist upon strict adherence to that term or any other term of this Agreement on that or any other occasion.

(d)        Provisions Overly Broad.  In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court considering the same shall have the power and hereby is authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited.  Subject to the foregoing sentence, in the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.

(e)        Notices.  Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery or, if mailed by certified mail, postage prepaid, return receipt requested, documented overnight courier, or by facsimile transmission, on the date mailed or transmitted.

(i)         If to Executive to:

James O. McKenna at his address

set forth in the preamble to this Agreement

(ii)        If to the Company to:

the address set forth in the

preamble to this Agreement

Attention: Chairman of the Compensation Committee

with a copy to:

Steven Malsin, Esq.

237 Upper Shad Road

Pound Ridge, NY 10576

Telecopy:  (914) 764-1940

(f)         Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of New York governing contracts made and to be performed in New York without regard to conflict of law principles thereof.

(g)        Survival.  All obligations of the Company to Executive and Executive to the Company shall terminate upon the termination of this Agreement, except as expressly provided herein.  The provisions of Sections 7, 8, 9, and 10 shall survive termination of this Agreement.

(h)        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and each party may become a party hereto by executing a counterpart hereof.  This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(i)         Approval.  This Agreement is subject to prior review and approval of the Compensation Committee of the Company’s Board of Directors.

(j)         Headings.  The headings in this Agreement are for convenience of reference only

IN WITNESS WHEREOF, the parties have executed this Agreement as of the 10th day of August 2010, intending it to be effective on and as of the Effective Date.

JAMES O. McKENNA	FORWARD INDUSTRIES, INC.
/s/ James O. McKenna	By: /s/ Fred Hamilton
Fred Hamilton Director, duly authorized by the Board

EXHIBIT I

1.  Release.  This Release of Claims (the “Release”) is entered into by you as a condition precedent to receiving the severance and severance related benefits provided in the Employment Agreement to which this Exhibit I relates (this “Agreement” or the “Employment Agreement”).  In exchange for the receipt of the severance and severance related benefits, you for yourself, your heirs and assigns and anyone else acting on your behalf, hereby voluntarily, knowingly and irrevocably and forever discharge the Company, each of its subsidiaries, and their respective successors, as well as their respective present, former, and future officers, directors, shareholders, employees, and agents, in both their individual and representative capacities, and each of their heirs and assigns (the “Releasees”) from all actions, claims, demands, causes of actions, obligations, damages, liabilities, expenses and controversies  of any nature whatsoever, whether known or not now known or suspected, which you had, have or may have against the Releasees from the beginning of time up to and including the date you sign this Release (the “Waived Claims”). The Waived Claims that you forever and irrevocably give up and release when the Release becomes Effective  include, but are not limited to, all claims related to (i)  your employment at each of the Company and its subsidiaries or the termination of your employment, (ii)  statements, acts or omissions by the Releasees, (iii)  any express or implied agreement between you and the Releasees, (iv)  wrongful discharge, defamation, slander, breach of express or implied contract, negligent and/or intentional misrepresentation or infliction of emotional distress, breach of an implied covenant of good faith and fair dealing, claims of intentional or negligent interference  with economic, employment, or contractual rights or promissory estoppel, (v)  any federal, state, or local law or regulation prohibiting discrimination in employment or otherwise regulating employment, including but not limited to, the Age Discrimination in Employment Act of 1967, as amended (ADEA), the Older Worker Benefit Protections Act,  the Equal Pay Act of 1963, Title VII of the Civil Rights Acts of 1964, as amended,  the Civil Rights Act of 1991, the Family Medical Leave Act of 1993 (FMLA), the Americans with Disabilities Act of 1990 (ADA), the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act of 1938, as amended, the Employee Retirement Income Security Act of 1974 (ERISA), as amended, 42 U.S.C. Sections 1981 through 1988, the Consolidated Omnibus Reconciliation Act of 1986 (COBRA) the New York State Human Rights Law and the New York City Human Rights Act, (vi) any claim for wages, commissions, bonuses, incentive compensation, vacation pay, employee benefits (except as set forth in paragraph 2 of this Exhibit1 and paragraphs 5 or 6, as the case may be, and paragraph 7 of the Employment Agreement), expenses or allowances of any kind, or any other payment or compensation, according to the terms of each of those plans. You are not waiving any claims with respect to your rights to enforce this Agreement. You are not waiving or releasing any rights or claims that may arise after the date that you sign this Release.  The date that you sign this Release shall be the date on or about you are entitled to receive the severance and other payments and other consideration as provided in the Employment Agreement and is referred to herein as the “Effective Date”.

2.  Termination and Severance Benefits. The Release does not affect your vested rights and eligibility for benefits under the Company 401(k) Plan, or any other employee benefit plan covered by ERISA (other than a severance plan). Eligibility for benefits under these plans is determined by the applicable plan documents.  The Release does not affect your right to reimbursement of expenses incurred but not reimbursed prior to the date you sign the Release, subject to the Company’s expense reimbursement policies.  In addition, this Release does not affect your right to post-retirement medical coverage as applicable.  In particular, this Agreement and the Release shall not affect your right to the payment provided in Section 4, 5 or 6 of the Agreement, as the case may be, and Section 7 thereof, or the Executive Release as set forth below.

3.  Release.  This Executive Release of Claims (the “Executive Release”) is entered into by the Company in consideration of Executive entering into and performing the Agreement including the terms of this Exhibit I.  In exchange for Executive’s performance of the terms of the Agreement, including without limitation the terms of this Exhibit I to be performed by him, and grant of the Release, Forward, for itself, its subsidiaries, and their respective successors and assigns, the accuracy of the representations set forth in paragraph 5 of this Exhibit I, hereby voluntarily, knowingly and irrevocably and forever discharges Executive from all actions, claims, demands, causes of actions, obligations, damages, liabilities, expenses and controversies of any nature whatsoever, whether known or not now known or suspected, which it had, have or may have against the Executive in his capacity as executive officer from the beginning of time up to and including the Effective Date of this Agreement (the “Executive Waived Claims”). The Executive Waived Claims that the Company and its subsidiaries forever and irrevocably give up and release when the Executive Release becomes Effective  include, but are not limited to, all claims related to (i)  Executive’s employment at each of the Company and its subsidiaries or the termination of said employment, (ii)  statements, acts or omissions by Executive, (iii)  any express or implied agreement between the Company and its subsidiaries and you, other than agreements that by their terms survive the Employment Agreement, and (iv) defamation, slander, breach of express or implied contract, negligent and/or intentional misrepresentation or infliction of emotional distress, breach of an implied covenant of good faith and fair dealing. By entering into this Agreement or granting this Executive Release neither Forward nor any subsidiary hereby waives any claim with respect to its rights to enforce this Agreement. Neither the Company nor any subsidiary waives or releases any rights or claims that may arise after the date that it executes this Release.

4.  No suit. You represent and warrant that as of the Effective Date, you nor anyone acting on your behalf has made or filed, commenced, maintained, prosecuted or participated in any action, suit, charge, grievance, complaint or proceeding of any kind against the Company, any subsidiary thereof, and/or Releasees in any federal, state or local court, agency or investigative body.  You acknowledge that based on the foregoing, you hereby waive all relief available to you, including, without limitation, monetary damages, attorney’s fees and costs, equitable relief and reinstatement, under any claims released pursuant to paragraph 1 above.

5.  Representations. You acknowledge and agree that:

(a) You have read and fully understand the legal effect and binding nature of the promises and obligations contained in this Exhibit to the Agreement;

(b) You are executing this Exhibit to Agreement freely and voluntarily;

(c) You have been advised to consult with legal counsel, at your own expense, before signing this Exhibit to the Agreement;

(d) You are receiving benefits as a condition to signing this Exhibit to Agreement and it becoming Effective that you would not otherwise be entitled to receive but for this Exhibit to Agreement becoming Effective;

(e) You have not, during the term of your employment under the Employment Agreement or thereafter performed any act, or directed any other person or entity to perform any act on your or their behalf, the intended or proximate result of which would constitute a violation of the covenants to be performed by you referred to or set forth in Section 8 of this Agreement, nor are there any agreements, arrangements, or understandings, written or oral, that would, if performed or acted upon, constitute such a violation.

(f) There are no promises or representations that have been made to you to sign this Agreement except those that are included in this Agreement;

(g) You will have had a period of five (5) days from the date of receipt of the terms of this Exhibit I to consider them. After you sign this Exhibit by sending a written notice of revocation via overnight mail or hand delivery to:

President

c/o Forward Industries, Inc.

1801 Green Road, Suite E,

Pompano Beach, FL 33064

6.  Covenants Under Employment Agreement.  You further acknowledge and agree that the Confidentiality, Non-Compete, Non-Solicitation, Separability, and Specific Performance provisions in Section 8, 9, and 10, of the Employment Agreement are hereby reaffirmed and shall survive the termination of your employment for whatever reason, and continue as set forth in the Employment Agreement.

7.  Non-Disparagement.  You agree that you will not make disparaging remarks about Forward, any of its subsidiaries, or their officers, or directors in their individual and representative capacities, or the Company Business. Forward and its subsidiaries will not, and they shall cause their respective officers and directors not to, make disparaging remarks about you.  None of the parties to this Agreement will issue or cooperate with issuance of any article, memorandum, release, interview, publicity, or statement, whether oral or written of any kind, to the public, the press or the media, which in any way concerns in a disaparaging, offensive, or prejudicial manner the other party, including any accusation of impropriety or unlawful conduct made directly or by authorizing others to make such accusations. “Disparaging remarks” when used in this Agreement shall mean the publication of matter that is untrue or adversely affects the subject’s reputation, image or good will, or is designed to induce others not to do business with you, Forward, or any of its subsidiaries, as the case may be. This subparagraph will not be construed to prevent you from complying with any lawfully served and binding subpoena, provided however, that you forward a copy of said subpoena(s) to the Company within seventy-two (72) hours of receipt of the same, unless expressly prohibited by law from doing so.

8.  Equitable Relief.  You agree that the violation of the obligations in paragraphs 6 and 7 of this Exhibit I would be a material breach of this Agreement, and the Company shall have no adequate remedy at law and will be able to enforce these obligations by seeking an injunction, including without limitation an ex parte preliminary and/or temporary restraining order, and such other relief as may be deemed just and proper, including monetary damages.

9.  Cooperation.  You agree that you will cooperate with Forward, its subsidiaries, and each of their respective attorneys or other legal representatives (“Company attorneys”) in connection with any claim, litigation, or judicial or arbitral proceeding which is now pending or may hereinafter be brought against Forward or any of its subsidiaries by any third party. Your duty of cooperation shall include, but not be limited to (i) meeting with  Company attorneys by telephone or in person, at mutually convenient times and places,  in order to state truthfully your knowledge of matters at issue and recollection of events; (ii) appearance by you (that does not conflict with the needs or requirements of your then current employer or occupation) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully your knowledge of matters at issues; and (iii) signing, upon the request of Company attorneys, declaration or affidavits that truthfully state matters of which you have knowledge.  The Company shall promptly reimburse you for your actual and reasonable travel or other expenses that you may incur in complying with your obligations pursuant to this paragraph.

10.  Law Governing.  The terms of this Exhibit I shall be deemed to have been made within the State of New York, and shall be interpreted and construed and enforced in accordance with the law of the State of New York and before the courts of the State of New York.  This Agreement is not an admission of any liability or wrongdoing by you, the Company and/or any Releasee.

11.  Return of Property.  You acknowledge that by executing this Agreement that you have returned to the Company all property and all copies of Confidential Information belonging or pertaining to, or arising out of your employment by, the Company or any of its subsidiaries in your custody or possession.

12.  No Reinstatement.  By  entering into this Agreement, you acknowledge that you (i)  waive any claim to reinstatement and/or future employment with the Company and (ii)  are not and shall not be entitled to any payments, benefits or other obligations from the Company or any subsidiary thereof whatsoever (except as expressly set forth herein).

Your signature below acknowledges that you knowingly and voluntarily agree to all of the terms and conditions contained in this Exhibit I and the Agreement.

EXECUTIVE	FORWARD INDUSTRIES, INC.

By:
James O. McKenna	Fred Hamilton
By direction of the Board of Directors